Exhibit 99.1

FOR IMMEDIATE RELEASE:
NEWS
OCTOBER 16, 2003	NASDAQ-ACTT

ACT TELECONFERENCING ANNOUNCES DOWNSIZING

Third quarter 2003 revenues down seasonally 20% from second quarter 2003

10% reduction in staffing levels implemented effective October 1, 2003

$6 million annualized savings in compensation and telephony costs effective October 1, 2003

$1 million one-time charge in third quarter 2003 for severance and litigation settlement

DENVER — ACT Teleconferencing, Inc. (Nasdaq-ACTT), an independent worldwide provider of audio, video and web-based conferencing products today announced that, in response to a slow summer quarter, it has implemented a worldwide downsizing with estimated cost savings in excess of $6 million per annum effective October 1, 2003.

The Company said it experienced a very slow summer quarter, mainly affected by low seasonal European volumes and continued transition to low priced automated services. Approximately 50% of ACT’s worldwide business is generated in Europe. Overall revenues for the quarter are expected to be down approximately 20% from second quarter 2003. The Company said September 2003 revenues have recovered to more normal levels and initial October 2003 volumes are in line with September 2003.

As of October 1, 2003 the Company has implemented a $3 million annualized reduction in its permanent worldwide compensation costs representing a savings of approximately 14% of a compensation base of $22 million per annum. This annualized savings level is the result of an approximate 10% reduction in permanent staffing levels, additional salary reductions of approximately 20% for senior management, and a restructuring of certain operations.

The expiration of European fixed telephony contracts and related restructurings are expected to result in an additional savings of $3 million per annum in ongoing fixed and variable telephony charges effective October 1, 2003. This cost reduction represents the completion of the transfer of its existing high-cost European telephony network onto a lower cost carrier, which was commenced in July 2003.

ACT Chief Operating Officer Gene Warren said, “Our worldwide volume growth in audioconferencing traffic has been strong this year, but still not sufficient to compensate for the ongoing transition of our attended services to automated services at lower prices.” With the continuing trend to automation worldwide, Warren said it had become necessary to restructure and streamline the ACT organization to match market conditions. Warren said, “This is the first major cost reduction and downsizing for ACT and we regret the loss of jobs. The cost reduction of over $6 million annualized applied to our current total cash operating costs will however result in lower costs and breakeven points for the fourth quarter of 2003 and going into 2004.”

ACT Chairman, Gerald D. Van Eeckhout said the Company also plans to take a one-time principally non-cash, charge of approximately $1 million or $0.10 per share in the third quarter 2003, to provide for severance costs and to settle a previously disclosed lawsuit. Van Eeckhout said although the Company believed the lawsuit to be without merit, the costs of continued litigation would be greater than the non-cash cost of settlement and would represent an ongoing distraction to management. The settlement included 150,000 shares of ACT stock and 300,000 warrants exercisable at $2.50.

About ACT

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video, and web conferencing products and services to corporations, educational organizations and governments worldwide. ACT is the only conferencing company with integrated global audio and video platforms that provide uniform international services, uniform billing, and local language services. The Company’s headquarters are located in Denver, Colorado; with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, the Netherlands, Singapore, the U.K. and the U.S.; and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Unaudited information may not conform to US GAAP. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT’s filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT. The ratios and information presented include both audited and unaudited financial information and have been extracted from the Company’s financial records for the purpose of assisting shareholders to review trends for modeling and analysis purposes. All future results will depend upon industry developments, volumes, pricing changes, related efficiency gains as well as numerous other known and unknown business risks. As a matter of policy, the Company does not provide earnings guidance. All cash flow targets and estimates are provided solely for purpose of analysis.

Selected Financial Data

All trend information is extracted from the Company’s management accounts, includes management estimates, and is unaudited. The information is provided solely to assist shareholder analysis. Achievement of actual numbers against targets depends upon customer usage and other variables. From time to time management makes use of certain internal measurements, which are not defined under US GAAP. The following terms are used by management and are defined below: Ebitda, Variable Costs, Fixed Costs. Ebitda – earnings before interest, taxes, depreciation, and amortization is defined as operating income after adding back depreciation, amortization, and non-cash charges for impairment of assets. Ebitda is not intended to replace operating income, net income, cash flow or any other measures of performance and liquidity under GAAP in the U.S. Ebitda rather is a measure of operating performance and liquidity that investors may consider in addition to such other measures. Ebitda provides no information on a company’s capital structure, borrowings, interest costs, capital expenditures, working capital movement or tax position. Management believes ebitda is nevertheless a measure of operating performance commonly reported and widely used by analysts, investors and other interested parties because it eliminates differences in financial capitalization and tax structures as well as non-cash and non-operating charges to earnings. Ebitda is also used by lenders to test compliance with certain covenants. Variable costs are defined as variable telephony costs, Proximity video room rental cost of sales, special event costs and the cost of sale of audio and video equipment. Fixed cash operating costs consist of ongoing cash expenses such as salaries, rent, utilities, fixed telecom charges and all other expenses not defined either as variable costs or as interest, taxes, depreciation, amortization, cash stock based compensation and other non-cash expenses such as the cost of warrant valuation expenses.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser, IR/Corporate Communications Manager

Ph: 303-235-9000; e-mail: lkaiser@corp.acttel.com